Exhibit 99.1

“We gained momentum as we started to rebuild CSI into the company that we need for the future, and finished the year a lot stronger.” -- Chairman Curtis A. Sampson

To Our Shareholders,

2013 was a year of challenge and opportunity. Due to the great work of all our people and active participation of the Board, I am pleased to report the progress we have made in addressing these factors, finishing the year stronger than ever.

Three Strategic Levers

Three strategic levers were used to reposition the Company to maximize future shareholder returns: First, a restructuring of our approach to corporate management; Second, a focus on reducing corporate costs and productivity initiatives; Third, and perhaps most important, a rebuilding of the entrepreneurial spirit throughout the corporation. Here are a few highlights.

1.        Restructuring Our Approach to Corporate Management. In July 2013 the Board, recognizing that challenges existed for our business units to maximize their opportunities, appointed a Task Force led by director Roger Lacey to examine each business units’ challenges, opportunities, strengths and weaknesses. The Task Force’s initial report focused on Transition Networks and was delivered in late August. In September the Board restructured the Company’s senior management from a “top down” business structure to a holding company structure more relevant for the entrepreneurial requirements of the individual businesses. This move achieved two goals: First, Suttle, Transition and JDL management were empowered to operate with a high degree of autonomy in virtually all areas of their operations. Second, we were able to eliminate a sizable amount of corporate-level cost. In addition, to lead CSI in the short term as it implemented the holding company structure, the Board created the “Office of the Chair” on which I serve as interim CEO and continue as Board Chair, joined by Roger Lacey, who as the Board Vice Chair serves as a key advisor, and former director and Audit Committee Chair Ed Freeman, who is now our CFO.

2.        Focus on Corporate Costs and Productivity. As part of the Task Force study all corporate-level costs are undergoing strict scrutiny. To date cuts have been made in corporate level staff and other areas. Additional areas, including Board cost, office space, IT and insurance costs, are currently under review and reductions planned. Savings in excess of one million dollars per year are expected.

3.        Rebuilding the Entrepreneurial Spirit. Since I formed CSI about 45 years ago, it has always been my goal to take an entrepreneurial approach to building shareholder value. While our core business has always been Suttle, a company that is now over 100 years old, our history demonstrates that we have regularly assessed how best to manage our portfolio of businesses and take action through organic growth, acquisition, spin-offs and business disposal. This portfolio assessment will continue in 2014 and beyond. Further it is my intention to reestablish the entrepreneurial principles throughout our organization that I so passionately believe in. This is the key to long term above average shareholder returns.

Looking Ahead

When I agreed to return to management as the Interim CEO in September 2013, my commitment was to stay as long as necessary to stabilize key functions and reinvigorate CSI with an entrepreneurial spirit. We are well on the way with this task, however, while the “Office of the Chairman” has been a success, I feel it’s time for a modification of responsibilities, and it is my intention to return to being the non-executive Chairman of the Board effective as of the 2014 Annual Shareholders meeting. With the full support of the Board, I have asked Roger Lacey to succeed me as Interim CEO as we move forward with the next stage of our plans. Roger has extensive experience in telecommunications and strategic planning, and together we will continue our drive for improved shareholder returns.

Because our financial results for 2013 are presented in detail in the 10K report following this letter, I will not repeat them here. However, I would say that 2013 was a watershed year for redirecting the Company. It was a good year for revenue, but the adjustments we needed to make as we repositioned the Company for future success did have a sizeable impact on our results. Nevertheless, despite these challenges, our commitment to paying dividends never waivered and our cash position remained strong. I expect 2014 will be an improving year for the Company. Though not all the necessary changes are in place yet, and we may experience business volatility in the short term, I feel our business portfolio is strengthening, particularly Suttle, with good prospects for the future.

Overall I am pleased with our progress in 2013. We gained momentum as we started to rebuild CSI into the company that we need for the future, and finished the year a lot stronger. We now have in place the elements for long-term success.

Sincerely,

Curtis A. Sampson